Exhibit 99(b)

EXPERTS

The statutory-basis financial statements of Wilton Reassurance Life Company of New York, as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, included in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion on such financial statements prepared in accordance with accounting practices prescribed or permitted by the New York State Department of Financial Services (“statutory-basis”) and expresses an adverse opinion that the statutory-basis financial statements are not fairly presented in conformity with accounting principles generally accepted in the United States of America. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.